Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TESARO, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

TESARO, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST:  That the name of this corporation is TESARO, INC. and that this corporation was originally incorporated pursuant to the General Corporation Law on March 26, 2010 under the name TESARO, INC.  The Restated Certificate of Incorporation of TESARO, INC. was filed on May 10, 2010.  The Second Amended and Restated Certificate of Incorporation of TESARO, INC. was filed on December 10, 2010.

SECOND:  That this corporation’s Board of Directors duly adopted resolutions proposing to amend and restate the Second Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is TESARO, INC. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A.            Authorization of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock.  The total number of shares that the Corporation is authorized to issue is one hundred fifty-two million four hundred seventy-seven thousand and twelve (152,477,012).  The total number of shares of common stock, par value $0.0001 per share (the “Common Stock”), authorized to be issued is eighty-five million (85,000,000).  The total number of shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), authorized to be issued is sixty-seven million four hundred seventy-seven thousand and twelve (67,477,012) of which (i) twenty million (20,000,000) shares are designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), (ii) forty-five million nine hundred seventy-seven thousand and twelve (45,977,012) shares are designated as “Series B Preferred Stock” (the “Series B Preferred Stock”) and (iii) one million five hundred thousand (1,500,000) shares are designated as “Series O Junior Preferred Stock” (the “Junior Preferred Stock”).  The Series A Preferred Stock, Series B Preferred Stock and Junior Preferred Stock are referred to herein, collectively, as “Preferred Stock.”  The Corporation’s board of directors (the “Board”) has previously issued the Series A Preferred Stock in two tranches, designated as “Series A-1 Preferred Stock” and “Series A-2 Preferred Stock,” respectively, but the rights, preferences, privileges and restrictions granted to and imposed upon such shares hereunder shall be identical, and no such shares shall be treated as a separate class or series of stock for any purpose hereunder.

As used herein, the term “Designated Preferred Stock” shall mean the Series A Preferred Stock and the Series B Preferred Stock and, for the avoidance of doubt, shall exclude the Junior Preferred Stock, share for share alike and without distinction as to series, except as otherwise expressly provided for herein or as the context otherwise requires.

B.            Rights, Preferences and Restrictions of Preferred Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Designated Preferred Stock and Junior Preferred Stock are as set forth below in Part B of this Article IV.  Unless otherwise indicated, references to “Sections” or “subsections” in Part B of this Article IV refer to Sections and subsections of Part B of this Article IV.

1.             Dividend Provisions.

(a)           The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in shares of Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Series A Preferred

Stock, the Junior Preferred Stock or the Common Stock of the Corporation, at the Series B Preferred Dividend Rate (as defined below), payable when, as and if declared by the Board.  Such dividends shall be non-cumulative.  The holders of the outstanding shares of Series B Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least sixty percent (60%) of the shares of Series B Preferred Stock then outstanding (voting together as a single class), including either IW or KPCB, at such time and for so long as IW and KPCB are Major Investors (as such terms are defined in the Second Amended and Restated Investors’ Rights Agreement, dated on or about the Effective Date, by and among the Corporation and the stockholders party thereto, as amended from time to time).  For purposes of this subsection 1(a), “Series B Preferred Dividend Rate” shall mean $0.1305 per annum for each share of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like, affecting the Series B Preferred Stock).

(b)           After payment of dividends pursuant to subsection 1(a), the holders of shares of Series A Preferred Stock and Junior Preferred Stock shall be, on a pari passu basis, entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in shares of Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the Series A Preferred Dividend Rate (as defined below) or the Junior Preferred Dividend Rate (as defined below), respectively, payable when, as and if declared by the Board.  Such dividends shall be non-cumulative.  The holders of the outstanding shares of Series A Preferred Stock and Junior Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this subsection 1(b) upon the affirmative vote or written consent of the holders of at least a majority of the shares of Series A Preferred Stock and Junior Preferred Stock then outstanding (voting together as a single class, and on an as-converted basis).  For purposes of this subsection 1(b), “Series A Preferred Dividend Rate” shall mean $0.06 per annum for each share of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like, affecting the Series A Preferred Stock) and “Junior Preferred Dividend Rate” shall mean $0.06 per annum for each share of Junior Preferred Stock (subject to appropriate adjustment in the event of any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like, affecting the Junior Preferred Stock).

(c)           After payment of dividends pursuant to subsections 1(a) and 1(b), any additional dividends or distributions shall (subject to any consents required elsewhere in this Third Amended and Restated Certificate of Incorporation (this “Certificate”)) be distributed among all holders of shares of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to shares of Common Stock at the then-effective Conversion Rate (as defined below).

2.             Liquidation Preference.

(a)           In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to receive out of the proceeds or assets of this Corporation available for distribution to its stockholders (the “Proceeds”) prior and in preference to any distribution of the Proceeds of such Liquidation Event to the holders of shares of Series A Preferred Stock, Junior Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the Series B Preferred Original Issue Price (as defined below), plus declared but unpaid dividends on such shares (the “Series B Preferred Stock Liquidation Amount”).  If, upon the occurrence of such event, the Proceeds thus distributed among the holders of shares of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire Proceeds legally available for distribution shall be distributed ratably among the holders of shares of Series B Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a).  For purposes of this Certificate, “Series B Preferred Original Issue Price” shall mean $2.175 per share for each share of the Series B Preferred Stock (subject to appropriate adjustment in the event of any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like, affecting the Series B Preferred Stock).

(b)           After payment in full of the Series B Preferred Stock Liquidation Amount, in the event of any Liquidation Event, either voluntary or involuntary, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of Proceeds to the holders of shares of Junior Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the Series A Preferred Original Issue Price (as defined below), plus declared but unpaid dividends on such shares (the “Series A Preferred Stock Liquidation Amount”).  If, upon the occurrence of such event, the Proceeds thus distributed among the holders of shares of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire Proceeds legally available for distribution shall be distributed ratably among the holders of shares of Series A Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (b).  For purposes of this Certificate, “Series A Preferred Original Issue Price” shall mean $1.00 per share for each share of the Series A Preferred Stock (subject to appropriate adjustment in the event of any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like, affecting the Series A Preferred Stock).

(c)           After payment in full of the Series B Preferred Stock Liquidation Amount and the Series A Preferred Stock Liquidation Amount, in the event of any Liquidation Event, either voluntary or involuntary, the holders of shares of Junior Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of Proceeds to the holders of shares of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the sum of the Junior Preferred Original Issue Price (as defined below), plus declared but unpaid dividends on such shares, or (ii) the amount such holder would have received if such holder had converted his, her or its shares of Junior Preferred Stock into shares of Common Stock immediately prior to such Liquidation Event.  If, upon the occurrence of such event, the Proceeds thus distributed among the holders of shares of Junior

Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire Proceeds legally available for distribution shall be distributed ratably among the holders of shares of Junior Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (c).  For purposes of this Certificate, “Junior Preferred Original Issue Price” shall mean $1.00 per share for each share of the Junior Preferred Stock (subject to appropriate adjustment in the event of any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like, affecting the Junior Preferred Stock), and “Original Issue Price” shall mean the Series B Preferred Original Issue Price, Series A Preferred Original Issue Price, or Junior Preferred Original Issue Price with respect to shares of Series B Preferred Stock, Series A Preferred Stock and Junior Preferred Stock, respectively.

(d)           Upon completion of the distributions required by subsections (a), (b) and (c) of this Section 2, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of shares of Common Stock pro rata based on the number of shares of Common Stock held by each.

(e)           Notwithstanding anything to the contrary contained herein, for purposes of determining the amount each holder of shares of Designated Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Designated Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert their shares of such series of Designated Preferred Stock into shares of Common Stock.  If any such holder shall be deemed to have converted shares of Designated Preferred Stock into shares of Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of shares of Designated Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(f)            (i)            As used herein, a “Liquidation Event” shall include (A) the closing of the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation (B) the consummation of the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of the Corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of the Corporation; provided, however, that a transaction shall not constitute a “Liquidation Event” if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction.  Notwithstanding the prior sentence, the sale of shares of Preferred Stock in any transaction or series of related transactions for bona fide equity financing purposes shall not be deemed a “Liquidation Event.”  The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the affirmative vote or written consent of the holders of (A) a majority of the then-outstanding shares of Series A Preferred Stock (voting together as a single class) and (B) at least sixty percent (60%) of the then-outstanding shares of Series B Preferred Stock (voting together as a single class), including either IW or KPCB at such time and for so long as IW and KPCB are Major Investors.

(ii)           In any Liquidation Event, if Proceeds received by the Corporation or its stockholders are other than cash, their value will be deemed to be their fair market value, as determined in good faith by the Board.  Any securities shall be valued as follows:

(A)          Securities not subject to investment letter or other similar restrictions on free marketability covered by paragraph (B) below:

(1)           If traded on a securities exchange or through the NASDAQ Global Market (or similar national quotation system), the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2)           If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3)           If there is no active public market, the value shall be the fair market value thereof, as mutually determined by (y) the Corporation, as determined in good faith by the Board, and (z) the holders of (I) a majority of the then-outstanding shares of Series A Preferred Stock and (II) at least sixty percent (60%) of the then-outstanding shares of Series B Preferred Stock, including either IW or KPCB, at such time and for so long as IW and KPCB are Major Investors, by affirmative vote or written consent (in each case, voting separately as a single class).

(B)          The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in paragraphs (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by (I) the Corporation, as determined in good faith by the Board, and (II) the holders of (y) a majority of the then-outstanding shares of Series A Preferred Stock and (z) at least sixty percent (60%) of the then-outstanding shares of Series B Preferred Stock, including either IW or KPCB, at such time and for so long as IW and KPCB are Major Investors, by affirmative vote or written consent (in each case, voting separately as a single class).

(C)          The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, upon approval by (I) the Corporation, as determined in good faith by the Board, and (II) the holders of (y) a majority of the then-outstanding shares of Series A Preferred Stock and (z) at least sixty percent (60%) of the then-outstanding shares of Series B Preferred Stock, including either IW or KPCB, at such time and for so long as IW and KPCB are Major Investors, by affirmative vote or written consent (in each case, voting separately as a single class), be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii)          In the event the requirements of this Section 2 are not complied with, the Corporation shall forthwith either:

(A)          cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B)          cancel such transaction, in which event the rights, preferences and privileges of the holders of shares of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(f)(iv) hereof.

(iv)          The Corporation shall give each holder of record of shares of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes to such terms and conditions.  The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law, such periods may be shortened or waived upon the affirmative vote or written consent of (A) a majority of the then-outstanding shares of Series A Preferred Stock and (B) at least sixty percent (60%) of the then-outstanding shares of Series B Preferred Stock, including either IW or KPCB, at such time and for so long as IW and KPCB are Major Investors (in each case, voting separately as a single class).

(g)           In the event of any Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the agreement or plan of merger or consolidation for such transaction shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial

Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with subsections (a)-(e) of this Section 2 as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (ii) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with subsections (a)-(e) of this Section 2 after taking into account the previous payment of the Initial Consideration as part of the same transaction with such calculation performed each time additional consideration is paid in connection with such Liquidation Event.  For avoidance of doubt in applying distributions upon a liquidation, dissolution or winding up of the Corporation (including a Liquidation Event) that involves installment or contingent payments, (1) the holders of the Designated Preferred Stock will be entitled to an amount, re-calculated at the time of each installment or contingent payment and applied on a cumulative basis, that is the greater of (A) the amounts specified in subsections (a) and (b) of this Section 2 and (ii) the amount to which such holder of Preferred Stock would have been entitled to on an as-if-converted to Common Stock basis pursuant to subsection (e) of this Section 2, taking into account cumulative installment or contingent payments, and (2) the holders of the Junior Preferred Stock will be entitled to an amount, re-calculated at the time of each installment or contingent payment and applied on a cumulative basis, that is the greatest amount payable to such holders pursuant to subsection (c) of this Section 2, taking into account cumulative installment or contingent payments.

3.             Conversion.  The holders of shares of Preferred Stock shall have conversion rights as follows:

(a)           Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price (as defined below) for such series (the conversion rate for shares of a series of Preferred Stock into shares of Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate representing such shares is surrendered for conversion.  The initial Conversion Price per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for each series of Preferred Stock shall be subject to adjustment as set forth in subsection 3(d).

(b)           Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Rate for such series of Preferred Stock immediately upon the earlier of (i) the closing of the Corporation’s sale of shares of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was not less than $4.35 per share (subject to appropriate adjustment in the event of any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like, with respect to the Common Stock) and resulting in at least $50,000,000 aggregate gross proceeds to the Corporation before deduction of underwriters commission and expenses (a “Qualified Public Offering”) or (ii) the date, or the occurrence of an event, specified by affirmative vote or written consent of the holders of (A) a majority of the then-outstanding shares of Series A Preferred Stock and (B) at least sixty percent (60%) of the then-outstanding shares of Series B Preferred Stock, including either IW or KPCB, at such time and for so long as IW and KPCB are Major Investors (in each case, voting separately as a single class), provided, that (x) the automatic conversion of shares of Series A Preferred Stock may occur without the automatic conversion of shares of Series B Preferred Stock, if such conversion is approved by the affirmative vote or written consent of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock (voting together as a single class), and (y) the automatic conversion of shares of Series B Preferred Stock may occur without the automatic conversion of shares of Series A Preferred Stock, if such conversion is approved by the affirmative vote or written consent of the holders of at least a majority of the then-outstanding shares of Series B Preferred Stock (voting together as a single class); provided, further, that if the Junior Preferred Stock is not treated identically to the Designated Preferred Stock, the shares of Junior Preferred Stock shall be converted into shares of Common Stock only upon the affirmative vote or written consent of the holders of a majority of the then-outstanding shares of Junior Preferred Stock (voting together as a single class).

(c)           Mechanics of Conversion.  Before any holder of shares of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive shares of Common Stock upon conversion of shares of Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such sale of securities.  If the conversion is in connection with the Automatic Conversion provisions of subsection 3(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)           Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)            (A)          If the Corporation shall issue, on or after date of the filing of this Certificate with the Secretary of State of the State of Delaware (the “Effective Date”), any shares of Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Designated Preferred Stock in effect immediately prior to the issuance of such shares of Additional Stock, the Conversion Price for such series of Designated Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock.  For purposes of this Section 3(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following, without duplication:  (1) outstanding shares of Common Stock, (2) shares of Common Stock issuable upon conversion of outstanding shares of Preferred Stock, (3) shares of Common Stock issuable upon exercise of outstanding stock options and (4) shares of Common Stock issuable upon exercise (and, in the case of warrants to purchase shares of Preferred Stock, exercise and conversion into Common Stock) of outstanding warrants.  Shares described in clauses (1) through (4) above shall be included in the “Common Stock Outstanding” whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B)          No adjustment of the Conversion Price for any series of Designated Preferred Stock shall be made in an amount less than one tenth of one cent per share.  Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 3(d)(i) shall have the effect of increasing such Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment.

(C)          In the case of the issuance of shares of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)          In the case of the issuance of shares of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board irrespective of any accounting treatment.

(E)           In the case of the issuance of options to purchase or rights to subscribe for shares of Common Stock, securities by their terms convertible into or exchangeable for shares of Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1)                                 The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for shares of Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the shares of Common Stock covered thereby.

(2)                                 The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)).

(3)                                 In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the applicable Conversion Price of each series of Designated Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of shares of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)                                 Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price of each series of Designated Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)                                 The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(i)(E)(3) or (4).

(F)                                 For the avoidance of doubt, the Conversion Price applicable to the Junior Preferred Stock shall not be adjusted pursuant to the provisions of this subsection 3(d).

(ii)                                  “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(d)(i)(E)) by the Corporation on or after the Effective Date other than the following (collectively, “Exempted Securities”):

(A)                               shares of Common Stock issued pursuant to a transaction described in subsection 3(d)(iii) hereof;

(B)                               shares of Common Stock (excluding shares repurchased at cost by the Corporation in connection with the termination of service) issuable or issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board;

(C)                               shares of Common Stock issued pursuant to a Qualified Public Offering;

(D)                               shares of Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Effective Date or issued pursuant to that certain Series B Preferred Stock Purchase Agreement, dated on or about the Effective Date, between the Corporation and the Investors party thereto (the “Series B Purchase Agreement”);

(E)                                shares of Common Stock issuable or issued in connection with a bona fide joint venture, development project, business acquisition or other strategic transaction of or by the Corporation, whether by merger, consolidation, sale or purchase of assets, sale or exchange of stock or otherwise, as approved by the Board;

(F)                                 shares of Common Stock issuable or issued or deemed issued pursuant to subsection 3(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 3(d);

(G)                               shares of Common Stock issuable or issued to leasing companies, lessors, company advisors, financial institutions and other providers of goods and services to the Corporation, in each case as approved by the Board;

(H)                              shares of Common Stock issuable or issued in any other transaction in which exclusion from the provisions of subsection 3(d) is approved by affirmative vote or written consent of the holders of (1) a majority of the then-outstanding shares of Series A Preferred Stock and (2) at least sixty percent (60%) of the then-outstanding shares of

Series B Preferred Stock, including either IW or KPCB, at such time and for so long as IW and KPCB are Major Investors (in each case, voting separately as a single class); or

(I)                                   shares of Common Stock issuable or issued pursuant to a stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like.

(iii)                               In the event the Corporation should at any time or from time to time after the Effective Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock (including the Junior Preferred Stock) shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 3(d)(i)(E).

(iv)                              If the number of shares of Common Stock outstanding at any time after the Effective Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock (including the Junior Preferred Stock) shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)                                  Other Distributions.  In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii), then, in each such case for the purpose of this subsection 3(e), the holders of Preferred Stock (including the Junior Preferred Stock) shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of shares of Common Stock of the Corporation entitled to receive such distribution.

(f)                                   Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or in Section 2) provision shall be made so that the holders of shares of Preferred Stock (including the Junior Preferred Stock) shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of shares of Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of shares of Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g)                                  No Fractional Shares and Certificate as to Adjustments.

(i)                                     No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders shall be rounded down to the nearest whole share, and the Corporation shall pay to any such stockholder in cash the fair market value (as determined in good faith by the Board) of any fractional shares as of the time when entitlement to receive such fractions is determined.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into shares of Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii)                                  Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price for each series of Preferred Stock pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of shares of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h)                                 Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of shares of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(i)                                     Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holders of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary under the General Corporation Law to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(j)                                    Notices.  Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(k)                                 Waiver of Adjustment to Conversion Price.  Notwithstanding anything herein to the contrary, (A) any downward adjustment of the Conversion Price of any series of Designated Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the affirmative vote or written consent of the holders of (i) a majority of the then-outstanding shares of Series A Preferred Stock and (ii) at least sixty percent (60%) of the then-outstanding shares of Series B Preferred Stock, including either IW or KPCB, at such time and for so long as IW and KPCB are Major Investors (in each case, voting separately as a single class) and (B) any downward adjustment of the Conversion Price of the Junior Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the affirmative vote or written consent of the holders of a majority of the then-outstanding shares of Junior Preferred Stock (voting together as a single class).  Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

4.                                      Voting Rights.

(a)                                 General Voting Rights.  The holder of each share of Designated Preferred Stock shall have the right to one vote for each share of Common Stock into which such Designated Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of shares of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the By-laws of the Corporation (the “By-laws”), and except as provided by law or in subsection 4(b) below with respect to the election of directors by the separate class vote of the holders of shares of Common Stock, shall be entitled to vote, together with holders of shares of Common Stock as a single class, with respect to any question upon which holders of shares of Common Stock have the right to vote.  By way of example, and not by way of limitation (and without limiting anything contained in Section 4 of Part C of this Article IV), this Certificate may be amended to increase or decrease the number of authorized shares of Common Stock (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate) the affirmative vote or written consent of the holders of shares of Common Stock and Designated Preferred Stock voting together as a single class, as set forth in Part C of this Article IV, without requiring the separate class vote of the holders of shares of Common Stock.  Fractional votes shall not, however, be permitted and any fractional voting rights available to a stockholder on an as-converted to

Common Stock basis (after aggregating all shares into which shares of Designated Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).  The holders of shares of Junior Preferred Stock shall not have any right to vote with respect to such Junior Preferred Stock except as expressly provided herein or as required by law.

(b)                                 Voting for the Election of Directors.

(i)                                     The number of directors that shall constitute the whole Board shall be seven (7).  So long as at least 5,000,000 shares of Series A Preferred Stock remain outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), the holders of shares of Series A Preferred Stock (voting together as a single class) shall be entitled to elect two (2) directors (the “Series A Directors”) to the Board at any election of directors.  So long as at least twenty-five percent (25%) of the shares of Series B Preferred Stock issued pursuant to the Series B Purchase Agreement (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) remain outstanding, the holders of shares of Series B Preferred Stock (voting together as a single class) shall be entitled to elect two (2) directors (the “Series B Directors”) to the Board at any election of directors.  The holders of outstanding shares of Common Stock (voting together as a single class) shall be entitled to elect two (2) directors (the “Common Directors”) to the Board at any election of directors.  The holders of the Designated Preferred Stock and Common Stock (voting together as a single class, and on an as-converted basis) shall be entitled to elect any remaining directors of this Corporation.

(ii)                                  Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders.  Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

5.                                      Protective Provisions.  So long as any shares of Designated Preferred Stock remain outstanding, the Corporation shall not and shall not permit any subsidiary to, either directly or indirectly (by amendment, merger, consolidation, recapitalization, consolidation or otherwise) without (in addition to any other vote required by law or this Certificate) first obtaining the approval (by affirmative vote or written consent, as provided by law) of the holders of at least a majority of the then-outstanding shares of Designated Preferred Stock (voting together as a single class, and on an as-converted to Common Stock basis):

(i)                                     approve or consummate a Liquidation Event, or voluntarily dissolve or liquidate the Corporation or reclassify or recapitalize any outstanding stock of the Corporation;

(ii)                                  alter, amend, repeal or change any provision of the Certificate or the By-laws so as to affect adversely the rights, preferences or privileges of the Designated Preferred Stock;

(iii)                               increase or decrease (other than by conversion) the number of authorized shares of any series of Preferred Stock;

(iv)                              authorize, designate or issue, or obligate itself to authorize, designate or issue, whether by merger, consolidation, reclassification or otherwise, any equity security (including any equity or debt security convertible into or exercisable or exchangeable for any such equity security) having a preference over, or being on a parity with, any series of Designated Preferred Stock with respect to dividends, liquidation, voting or redemption, other than the issuance of any authorized but unissued shares of Series B Preferred Stock designated in this Certificate (including any security convertible into or exercisable for such shares of Preferred Stock), including shares of Series B Preferred Stock issued pursuant to the Series B Purchase Agreement and shares of Common Stock issuable upon the conversion thereof;

(v)                                 redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing or having performed services for the Corporation or any of its subsidiaries pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal;

(vi)                              increase or decrease the authorized number of directors constituting the Board;

(vii)                           pay dividends, or take any action that results in the payment or declaration of a dividend, on any class or series of stock of the Corporation (other than dividends payable solely in shares of Common Stock);

(viii)                        enter into or be a party to any transaction regarding an asset transfer, acquisition, license or disposition of assets, including any license of intellectual property, outside the ordinary course of business, unless approved by the Board (including at least one Series A Director and one Series B Director);

(ix)                              borrow, incur indebtedness, or guarantee indebtedness of any person, in excess of $500,000, unless approved by the Board;

(x)                                 enter into or be a party to any transaction with any director, officer or employee of the Corporation or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934) of any such person unless such transaction has been approved by the Board (including a majority of disinterested directors); or

(xi)                              enter into or be a party to any transaction to voluntarily dissolve or liquidate the Corporation or reclassify or recapitalize the outstanding capital stock of the Corporation.

(b)                                 Series B Preferred Stock.  So long as at least twenty-five percent (25%) of the shares of Series B Preferred Stock issued pursuant to the Series B Purchase Agreement (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) remain outstanding, in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of at least sixty percent (60%) of the then-outstanding shares of Series B Preferred Stock, including either IW or KPCB, at such time and for so long as IW and KPCB are Major Investors, shall be necessary for effecting:

(i)                                     any amendment, alteration, or repeal of any provision of this Certificate or the By-laws that adversely affects the rights, preferences, privileges or restrictions granted to or imposed upon the Series B Preferred Stock;

(ii)                                  any increase in the authorized number shares of Designated Preferred Stock;

(iii)                               any authorization, designation or issuance, or obligation to authorize, designate or issue, whether by merger, consolidation, reclassification or otherwise, any new class or series of capital stock of the Corporation or any other equity or debt securities convertible into equity securities of the Corporation ranking on a parity with or senior to the Designated Preferred Stock in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series; or

(iv)                              a Liquidation Event.

(c)                                  Series A Preferred Stock.  So long as at least 5,000,000 shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the then-outstanding shares of Series A Preferred Stock shall be necessary for effecting:

(i)                                     any amendment, alteration, or repeal of any provision of this Certificate or the By-laws that adversely affects the rights, preferences, privileges or restrictions granted to or imposed upon the Series A Preferred Stock;

(ii)                                  any increase in the authorized number shares of Designated Preferred Stock;

(iii)                               any authorization, designation or issuance, or obligation to authorize, designate or issue, whether by merger, consolidation, reclassification or otherwise, any new class or series of capital stock of the Corporation or any other equity or debt securities convertible into equity securities of the Corporation ranking on a parity with or senior to the existing Designated Preferred Stock in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series; or

(iv)                              a Liquidation Event.

(d)                                 Junior Preferred Stock.

(i)                                     For so long as any shares of Junior Preferred Stock are outstanding, the Corporation shall not and shall not permit any subsidiary to, either directly or indirectly (by amendment, merger, consolidation, recapitalization, consolidation or otherwise) without (in addition to any other vote required by law or this Certificate) first obtaining the approval (by affirmative vote or written consent, as provided by law) of the holders of at least a majority of the then-outstanding shares of Junior Preferred Stock, alter, amend, repeal or change the rights, preferences or privileges of the shares of Junior Preferred Stock under this Certificate or the By-laws so as to affect adversely the rights, preferences or privileges of the Junior Preferred Stock.

(ii)                                  For so long as at least twenty-five percent (25%) of the shares of Junior Preferred Stock issued pursuant to the Series O Preferred Stock Purchase Agreement, dated December 10, 2010, between the Corporation and the purchaser party thereto remain outstanding, in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of at least a majority of the then-outstanding shares of Junior Preferred Stock shall be necessary for effecting any amendment, alteration, or repeal of any provision of this Certificate or the By-laws that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Junior Preferred Stock (whether by merger, consolidation or otherwise) so as to affect the Junior Preferred Stock adversely and in a manner different than any series of Designated Preferred Stock (it being understood that the Junior Preferred Stock shall not be affected differently because of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the applicable original issue price as compared to any series of Designated Preferred Stock).

(iii)                               Notwithstanding anything contained herein to the contrary, the authorization, designation or issuance, or creation of an obligation to authorize, designate or issue, whether by reclassification or otherwise, any equity security of the Corporation (including any equity or debt security convertible into or exercisable or exchangeable for any such equity security) ranking on a parity with or senior to the Junior Preferred Stock with respect to dividends, liquidation, voting, redemption, or otherwise, shall not require the approval of the Junior Preferred Stock pursuant to this subsection 6(d).

6.                                      Status of Converted Stock.  In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation.  This Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

C.                                    Common Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in Part C of this Article IV.

1.                                      Dividend Rights.  Subject to the prior rights of holders of shares of all classes and series of stock at the time outstanding having prior rights as to dividends pursuant to this Certificate, the holders of the shares of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, any dividends as may be declared from time to time by the Board.

2.                                      Liquidation Rights.  Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Part B of Article IV hereof.

3.                                      Redemption.  The Common Stock is not redeemable at the option of the holder.

4.                                      Voting Rights.  The holders of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the By-laws, and shall be entitled to vote upon such matters and in such manner as may be provided by law.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate) the affirmative vote or written consent of the holders of a majority of the then-outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

Except as otherwise provided in this Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the By-laws.

ARTICLE VI

Elections of directors need not be by written ballot unless the By-laws shall so provide.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-laws.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through By-law provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation and its stockholders.

Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE XI

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not and was not an employee or consultant of the Corporation or any of its subsidiaries, or (ii) any holder of shares of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is or was an employee or consultant of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

THIRD:  The foregoing amendment and restatement was approved by the holders of the requisite number of shares of stock of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH:  That said Third Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of said corporation’s Second Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

*          *          *

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 6th day of June, 2011.

/s/ Leon O. Moulder, Jr.
Leon O. Moulder, Jr.